 Exhibit  2.2

AGREEMENT AND PLAN OF MERGER

between

STEAMPUNK WIZARDS, INC.

and

TIANCI INTERNATIONAL INC.

Dated as of

October 26, 2016

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of October 26, 2016, between Steampunk Wizards, Inc., a Nevada corporation (“Parent”), and Tianci International Inc., a Nevada corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub”).  Parent and Merger Sub are hereinafter collectively referred to as the “Constituent Corporations.”

WITNESSETH:

WHEREAS, the board of directors of Parent has determined that it is advisable and in the best interests of the respective companies and shareholders to enter into a business combination by means of the merger of Parent with and into Merger Sub (the “ Merger ”) and has approved and adopted this Agreement and Plan of Merger (the “ Agreement ”);

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.           Merger and Effective Time. Upon the filing of the articles of merger (the “Articles of Merger”), entered into concurrently herewith, with the Secretary of State of the State of Nevada, Parent shall be merged with and into Merge Sub (the “Merger”) and Merger Sub shall be the surviving corporation of the Merger (the “Surviving Corporation”) effective on November 7, 2016 (the “Effective Time”).

2.           Effect of Merger. At the Effective Time, the separate existence of the Constituent Corporations shall cease. The effect of the Merger shall be as provided in the Nevada Revised Statutes. Without limiting the generality of the foregoing, all rights, powers, privileges, obligations and duties of Merger Sub shall become the rights, powers, privileges, obligations and duties of the Surviving Corporation.

3.           Name of Surviving Corporation. The name of the Surviving Corporation shall be “Tianci International Inc.”

4.           Governing Documents. The Articles of Incorporation and the Bylaws of Merger Sub, as in effect at the Effective Time, shall continue in full force and effect as the Articles of Incorporation and Bylaws of the Surviving Corporation until sooner terminated or changed as permitted by the provisions of Nevada Revised Statutes, as amended.

5.           Directors and Officers. At the Effective Time, the directors and the officers of the Surviving Corporation shall be the incumbent directors and officers of Merger Sub, all of whom shall hold their positions as directors and officers until the election and qualification of their respective successors or until their tenure is otherwise terminated in accordance with the Articles of Incorporation or Bylaws of the Surviving Corporation.

6.           Conversion of Securities and Consideration. At the Effective Time, by virtue of the Merger and in consideration therefor, and without any action on the part of the Constituent Corporations or any stockholder thereof, (i) each share of Parent’s Common Stock shall be cancelled, and (ii) each share of Merger Sub’s Common Stock shall remain unchanged in the hands of the holder thereof as an outstanding share of the Surviving Corporation.

7.           Representations of Parent. Parent represents and warrants to Merger Sub that as of the date of this Agreement and as of the Effective Time (a) it is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, (b) it has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and Plan of Merger and to execute the Articles of Merger and to perform its obligations thereunder, (c) this Agreement has been duly executed and delivered by Parent, and has been authorized by all necessary corporate action, and constitutes the legal, valid and binding obligations of Parent, enforceable in accordance with its terms, and (d) the execution, delivery and performance of this Agreement does not conflict with any provision of the Articles of Incorporation or Bylaws of Parent.

8.           Representations of Merger Sub.  Merger Sub represents and warrants to Parent that as of the date of this Agreement and as of the Effective Time (a) it is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, (b) it has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and Plan of Merger and to execute the Articles of Merger and to perform its obligations thereunder, (c) this Agreement has been duly executed and delivered by Merger Sub, and has been authorized by all necessary corporate action, and constitutes the legal, valid and binding obligations of Merger Sub, enforceable in accordance with its terms, and (d) the execution, delivery and performance of this Agreement does not conflict with any provision of the Articles of Incorporation or Bylaws of Merger Sub.

9.           Entire Agreement. This Agreement sets forth the entire agreement and understanding among the parties as to the subject matter hereof and merges and supersedes all prior discussions, agreements and understandings of every kind and nature among them.

10.         Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other provisions of this Agreement shall nevertheless remain in full force and effect.

11.        Termination and Abandonment. Prior to the Effective Time, this Agreement may be terminated and the Merger abandoned by the Board of Directors of Merger Sub.

12.         Amendment. Prior to the Effective Time, this Agreement may be amended, modified or supplemented by the Board of Directors of Merger Sub.

13.         Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without giving effect to principles of conflicts of law.

14.         Headings. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

15.         Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Tianci International Inc.

By:	/s/ Cuilian Cai
Name:	Cuilian Cai
Title:	President, CEO and CFO

Steampunk Wizards, Inc.

By:	/s/ Cuilian Cai
Name:	Cuilian Cai
Title:	President, CEO and CFO

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